Press Release
JK Acquisition Receives Non-Compliance Notification from Amex
HOUSTON, TEXAS, December 4, 2007 — JK Acquisition Corp. (AMEX: JKA) announced that on November 28, 2007, it received a warning letter from the American Stock Exchange (“Amex”) that it is not in compliance with Amex rules because a majority of JKA’s current directors do not qualify as independent directors as required by Section 121(A) of the Amex Company Guide. JKA also does not currently comply with the Amex requirement in Section 121(B)(2) that at least three independent directors serve on JKA’s audit committee. JKA did not previously notify Amex that it was not in compliance with Amex rules regarding independent directors as required by Section 803(a)(4) of the Company Guide. JKA has informed Amex that it intends to be fully compliant with all Amex rules prior to January 31, 2008 as a result of the completion of its proposed merger with Multi-Shot, LLC. Based on this information, Amex notified JKA that Amex will take no action with respect to the noncompliance with Amex rules if JKA regains compliance by January 31, 2008.